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                          LANDRY'S RESTAURANTS, INC.
                    ANNOUNCES PRICING OF SECONDARY OFFERING

Houston, (April 19, 2002) (NYSE--"LNY")

   Tilman J. Fertitta, Chairman of the Board, President and Chief Executive Officer of Landry's Restaurants, Inc. (NYSE: LNY) announced that it had priced a public offering of its Common Stock. Landry's will offer 4,750,000 shares of Common Stock at a price of $26.50 per share. A selling stockholder will offer an additional 500,000 shares of stock at the same price. Landry's and selling stockholders have granted the Underwriters an over-allotment option to purchase up to an additional 787,500 shares of Common Stock. The shares were offered by a group led by Robertson Stephens, Inc. as sole book runner and U.S. Bancorp Piper Jaffray Inc. as joint lead manager, as well as SunTrust Robinson Humphrey, Thomas Weisel Partners and BB&T Capital Markets as co-managers. The net proceeds of the offering to be received by Landry's, will be used to repay a portion of Landry's revolving line of credit and for general corporate purposes.

   The closing of the offering is expected to occur on April 24, 2002 and is subject to customary closing conditions. The shares of Common Stock will be sold pursuant to Landry's Shelf Registration Statement covering the issuance from time to time of $250,000,000 of various securities of Landry's.

   A Shelf Registration Statement relating to the shares was previously declared effective on January 7, 2002 by the Securities and Exchange Commission. The shares may be offered only by means of a prospectus, including a prospectus supplement. A copy of the prospectus may be obtained from Robertson Stephens, Inc., 555 California Street, Suite 2600, San Francisco, California 94104 (Tel. No.: 415-781-9700), U.S. Bancorp Piper Jaffray Inc., SunTrust Robinson Humphrey, Thomas Weisel Partners LLC and BB&T Capital Markets.

   Landry's is the second largest operator of casual dining seafood restaurants in the United States.

   This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to risk and uncertainty, including without limitation, our ability to complete the sale of the shares referenced herein.

   Although we believe that the assumptions underlining our forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, we cannot assure you that these forward-looking statements will prove to be accurate. In light of these significant uncertainties inherent in our forward-looking statements, the information contained herein should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

CONTACT:Tilman J. Fertitta            or      Paul S. West
      Chairman, President and CEO             Vice President--Finance and
      (713) 850-1010                          CFO
                                              (713) 850-1010